Capital Private Client Services Funds
6477 Irvine Center Drive
Irvine, California 92619

Courtney R. Taylor
Secretary

January 31, 2011

Capital Guardian Trust Company
333 South Hope Street
Los Angeles, CA  90071

Re:         Investment Letter

Gentlemen and Ladies:

Capital Private Client Services Funds, a Delaware statutory trust (the “Trust”), hereby offers to sell to you one share of beneficial interest (no par value) of each of Capital Global Equity Fund, Capital Non-U.S. Equity Fund and Capital U.S. Equity Fund, (the “Shares”) at a price of $10.00 per share upon the following terms and conditions:

You agree to pay to the Trust the aggregate purchase price of $30.00 against delivery of a statement confirming the registration of the Shares in your name.

You represent to the Trust that you are purchasing the Shares for your own account for investment purposes and not with the present intention of redeeming or reselling the Shares and that the purchase price of such Shares is in payment for an equity interest and does not represent a loan or temporary advance by you.

Very truly yours,

CAPITAL PRIVATE CLIENT
SERVICES FUNDS

By   /s/ Courtney R. Taylor
Courtney R. Taylor, Secretary

Confirmed and agreed to January 31, 2011:

CAPITAL GUARDIAN TRUST COMPANY

By /s/ John B. Emerson
     John B. Emerson, Senior Vice President